Item 5.07	Submission of Matters to a Vote of Security Holders.

The Annual Meeting of the Stockholders of TFS Financial Corporation (the “Company”) was held on Thursday, February 25, 2016 in Cleveland, Ohio. For more information on the following proposals, see the Company's proxy statement dated January 11, 2016, the relevant portions of which are incorporated herein by reference.

The official ballot from the meeting, submitted to the Secretary by the Inspectors of Elections, disclosed the following tabulation of votes:

The stockholders elected the four nominees for director, each to hold office for a three-year term and until his successor has been duly elected and appointed as follows:

Directors	For	Withheld	Abstain	Broker Non-Votes
Martin J. Cohen	277,682,698	898,200	155,197	6,102,609
Robert A. Fiala	271,598,182	6,947,528	190,385	6,102,609
John P. Ringenbach	267,827,781	10,831,742	76,572	6,102,609
Marc A. Stefanski	262,582,632	16,074,193	79,270	6,102,609

The stockholders ratified the selection of Deloitte & Touche LLP as the Company's independent accountant for the Company's fiscal year ending September 30, 2016, and voted as follows:

For	Against	Abstain	Broker Non-Votes
284,193,969	194,949	449,786	0

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TFS FINANCIAL CORPORATION (Registrant)

February 26, 2016	By:	/s/ Paul J. Huml
Paul J. Huml
Chief Operating Officer